UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549


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                                    FORM 8-K

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                                     CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES EXCHANGE ACT OF 1934


             Date of report (Date of earliest event reported): March 3, 2004

                               Covanta Energy Corporation
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                   (Exact Name of Registrant as Specified in Charter)


            Delaware                    1-3122                  13-5549268
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  (State or Other Jurisdiction     (Commission File            (IRS Employer
        of Incorporation)               Number)             Identification No.)


   40 Lane Road, Fairfield, New Jersey                                 07004
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(Address of Principal Executive Offices)                            (Zip Code)


           Registrant's telephone number, including area code: (973) 882-9000

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)




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         Item 3. Bankruptcy or Receivership.

On April 1, 2002 (the "First Petition Date"), Covanta Energy Corporation ("Covanta") and 123 of its domestic subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Since the First Petition Date, thirty-two additional subsidiaries filed their chapter 11 petitions for relief under the Bankruptcy Code. Eight subsidiaries that had filed petitions on the First Petition Date have been sold as part of Covanta's disposition of assets during the bankruptcy cases and are no longer owned by Covanta.

On March 3, 2004, the Bankruptcy Court approved the Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as modified at the confirmation hearing, (the "Reorganization Plan") with respect to Covanta and seventy-nine of its subsidiaries and the Debtors' Second Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code, as modified at the confirmation hearing, (the "Liquidation Plan" and, together with the Reorganization Plan, the "Plans") with respect to an additional sixty subsidiaries. The Reorganization Plan is attached hereto as Exhibit 2.1, and a copy of the Liquidation Plan is attached hereto as Exhibit 2.2. The orders confirming the Reorganization Plan and Liquidation Plan were entered on March 5, 2004 (the "Confirmation Orders"). Copies of the Confirmation Orders for Reorganization Plan and the Liquidation Plan are attached hereto as Exhibit 2.3 and Exhibit 2.4, respectively. Under the terms of the Confirmation Order for the Reorganization Plan, the Reorganization Plan must be effective no later than June 15, 2004 or the Confirmation Order shall be deemed vacated.

Six of Covanta's subsidiaries remain in bankruptcy and those cases continue to be jointly administered under the caption "In re Ogden New York Services, Inc., et al., Case Nos. 02-40826 (CB), et al." These subsidiaries (collectively, the "Remaining Debtors"), which relate to the Company's Lake County and Warren County waste-to-energy facilities and its Tampa Bay desalination facility, continue to operate their business as debtors-in-possession pursuant to the Bankruptcy Code.

In connection with the Reorganization Plan, on December 2, 2003, Danielson Holding Corporation ("DHC") agreed to acquire Covanta's energy and water businesses (other than the subsidiaries relating to the Tampa Bay desalination facility) pursuant to an Investment and Purchase Agreement between the Reorganizing Debtors and Danielson, dated December 2, 2003 (as amended, the "DHC Agreement") in connection with Covanta's emergence from bankruptcy (the "DHC Transaction"). Pursuant to the DHC Agreement, Danielson will not acquire Covanta's geothermal assets. As previously disclosed, the geothermal assets were sold to other buyers as part of Covanta's Chapter 11 process.

The DHC Transaction, which is scheduled to be consummated upon the Effective Date of the Plans, provides for the following: (a) DHC's purchase of 100% of the equity of Covanta for approximately $30 million in cash; (b) new revolving credit and letter of credit facilities for Covanta's domestic and international operations, provided by certain of Covanta's current secured bank lenders and a group of additional lenders organized by DHC (the "Exit Financing Agreements"); and (c) a Tax Sharing Agreement between DHC and Covanta, pursuant to which Covanta's share of DHC's consolidated group federal tax liability for taxable years ending after the Effective Date will be computed taking into account net operating losses of DHC, and DHC will have an obligation to indemnify and hold harmless Covanta for its tax liability should such net operating losses not be available.

Under the Exit Financing Agreements, Covanta and its subsidiaries with domestic businesses, other than those subject to existing contractual restrictions prohibiting further borrowings (the "Domestic Borrowers") will have (a) a letter of credit facility (the "First Lien Facility") for the issuance of a letter of credit in the aggregate amount of up to $138 million required in connection with one of Covanta's waste-to-energy facilities, and (b) a letter of credit and liquidity facility (the "Second Lien Facility"), in the aggregate amount of $118 million, up to $10 million of which shall also be available for cash borrowings on a revolving basis and the balance for letters of credit. Both facilities will have a term of five years, and be secured by the assets of the Domestic Borrowers not otherwise pledged. The lien of the Second Lien Facility will be junior to that of the First Lien Facility. The Domestic Borrowers will also issue on account of pre-petition obligations up to a maximum aggregate principal amount of $230,000,000 in High Yield Notes and up to a maximum aggregate principal amount of up to $50,000,000 in Unsecured Notes. The High Yield Notes will be secured by a third priority lien in the same collateral securing the First Lien Facility and the Second Lien Facility.

In addition to the factors discussed below, the consummation of the DHC Transaction is subject to material conditions including, without limitation, (i) the satisfaction or waiver of the conditions precedent under the DHC Agreement,
(ii) all regulatory approvals necessary or desirable in connection therewith shall have been obtained, (iii) the Exit Financing Agreements shall have been executed and delivered by the parties thereto, and (iv) Covanta and all its subsidiaries that are the subject of the Reorganization Plan shall have sufficient cash to make all payments and establish reserves as contemplated in accordance with the Plan. Similarly, the consummation of the Liquidation Plan is subject to a number of material conditions including, without limitation, that the conditions precedent to the Effective Date of the Reorganization Plan shall have been satisfied or waived. There can be no assurance that either the Reorganization Plan or the Liquidation Plan will be consummated.

The following is a summary of material provisions of the Plans. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Plans, including those exhibits and documents described therein, which have been filed with the Bankruptcy Court, and as may be further amended and/or supplemented.

The Reorganization Plan provides for, among other things, the following distributions:

         (i)   Secured Bank and 9.25% Debenture Holder Claims

Bank lenders and the 9.25% Debenture holders would receive, in respect of their prepetition obligations, in the aggregate, a distribution consisting of (i) the cash available for distribution after payment and establishment of reserves by Covanta of exit costs necessary to consummate the Plans, (ii) $205 million in principal amount of new high-yield secured notes accreting to an aggregate principal amount of $230 million at the stated maturity of 7 years, and (iii) a term loan obligation of Covanta Power International Holdings, Inc. ("CPIH") in the principal amount of $90 million, subject to increase in certain circumstances by an amount not to exceed $5 million with a stated maturity of 3 years.

Additionally, the Reorganization Plan incorporates the proposed settlement of litigation in the Chapter 11 proceedings brought by the Creditors Committee. This litigation challenged the validity of the lien claimed by the holders of Covanta's 9.25% Debentures. Pursuant to the proposed settlement, holders of general unsecured prepetition claims against Covanta would receive 12.5% of the value that would otherwise be distributable to holders of 9.25% Debenture claims that participate in the settlement who would receive in exchange a release with respect to claims asserted by the Creditors Committee.

         (ii)  Unsecured Claims against Operating Company Subsidiaries

The holders of allowed unsecured claims against any of Covanta's operating subsidiaries would receive new unsecured subordinated notes in a principal amount equal to the amount of their allowed unsecured claims with a stated maturity of 8 years (the "Unsecured Notes").

         (iii) Unsecured Claims against Covanta Energy Corporation and Holding Company Subsidiaries

The holders of allowed unsecured claims against Covanta or certain of its holding company subsidiaries would receive, in the aggregate, a distribution consisting of (i) $4 million in principal amount of Unsecured Notes, (ii) an interest in five percent of the net proceeds received from the sale or other disposition of CPIH and its subsidiaries not to exceed the amount of $4 million in the aggregate, and (iii) the recoveries, if any, from avoidance actions brought on behalf of Covanta and its subsidiaries. Each holder of an allowed unsecured claim against Covanta or certain of its holding company subsidiaries would also receive its pro-rata share of amounts due under the settlement of the litigation brought by the Creditors Committee described above.

         (iv) Subordinated Claims of holders of Convertible Subordinated Bonds

The holders of Covanta's convertible subordinated bonds would not receive any distribution or retain any property pursuant to the proposed Reorganization Plan. The convertible subordinated bonds would be cancelled on the effective date of the proposed Reorganization Plan.

         (v) Equity interests of common and preferred stockholders

The holders of Covanta's preferred and common stock would not receive any distribution or retain any property pursuant to the Reorganization Plan. The preferred stock and common stock would be cancelled on the effective date of the proposed Reorganization Plan.

As of March 8, 2004, Covanta had 49,824,251 shares of common stock and 33,049 shares of preferred stock outstanding. Upon implementation of the Plans, Covanta will issue all of its common stock to DHC.

The Liquidation Plan provides for the complete liquidation of those of Covanta's subsidiaries that have been designated as liquidating entities. Substantially all of the assets of these liquidating entities have already been sold. The Liquidation Plan contemplates that unsecured creditors of the liquidating entities would not receive any distribution. Creditors holding allowed administrative and priority claims would be paid in accordance with the Liquidation Plan.

Other significant provisions in the Plans are as follows:

The Board of Directors of Covanta will consist of Anthony J. Orlando, its current President and Chief Executive Officer, Philip G. Tinkler, the Chief Financial Officer of DHC, and Joseph P. Sullivan, a director of DHC.

For financial information regarding the assets and liabilities of Covanta refer to the Quarterly Report for Covanta on Form 10-Q for the quarterly period ended September 30, 2003. Upon emergence from the Chapter 11 proceedings, Covanta will be required to adopt "fresh start" accounting. Generally, Covanta will restate all assets and liabilities at their respective fair values based upon the terms of the Plans. Covanta has not yet determined the impact of fresh start accounting on the historical consolidated financial statements.

    Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of business acquired: Not applicable.

(b) Pro forma financial information: Not applicable.

(c) Exhibits:

               2.1 Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

               2.2 Debtors' Second Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code.

               2.3 Findings of Fact, Conclusions of Law and Order confirming the Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code

               2.4 Findings of Fact, Conclusions of Law and Order confirming the Debtors' Second Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code

               2.5 Second Disclosure Statement with respect to Reorganizing Debtors' Second Joint Plan of Reorganization and Liquidating Debtors' Second Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code previously filed as Exhibit T3E-3 to the Company's T-3/A (Amendment No. 3) filed with the Commission on January 26, 2004 and incorporated herein by reference.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 8, 2004

                    COVANTA ENERGY CORPORATION


                    By:  /s/  Jeffrey R. Horowitz
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                    Name:  Jeffrey R. Horowitz
                    Title:  Senior Vice President, General Counsel and Secretary